NEOSE TECHNOLOGIES REPORTS FIRST QUARTER FINANCIAL RESULTS

HORSHAM, PA, May 3, 2007 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, the Company reported a net loss of $17.7 million, or $0.47 per basic and diluted share, compared to a net loss of $7.8 million, or $0.24 per basic and diluted share, for the same period in 2006. During the first quarter of 2007, the Company recorded a non-cash expense of $6.4 million from the increase in fair value of its warrant liability. In connection with the sale in March 2007 of common stock and warrants to purchase shares of common stock the Company recorded the warrants as a liability at their fair value. The warrants will continue to be revalued at the end of each quarter until the warrants are exercised or expire. Changes in the fair value of the warrants will continue to be reported as non-operating income or expense. Also during the first quarter of 2007, the Company recognized $0.6 million of employee severance costs related to its March 2007 restructuring.

The Company reported revenues of $1.2 million for the first quarter of 2007, compared to $2.4 million for the first quarter of 2006. The decrease in revenues during 2007 was due to lower revenues recognized under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG. Research and development expenses increased to $9.8 million in the first quarter of 2007 from $7.3 million in the first quarter of 2006. The increase in research and development expenses during 2007 was primarily due to higher costs associated with the initiation in February 2007 of the Company’s Phase II clinical study of NE-180 in Europe.

General and administrative expenses were $3.0 million for the first quarter of 2007, compared to $2.9 million for the first quarter of 2006.

In March 2007, the Company sold 21.4 million shares of common stock and warrants to purchase 9.6 million shares of common stock generating net proceeds of $40.5 million. The Company ended the first quarter of 2007 with $44.6 million in cash and cash equivalents.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on May 3, 2007, to discuss the first quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 210-9006. The dial-in number for international callers is (719) 457-2621. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 4623244. The replay number for international callers is (719) 457-0820, also using the passcode 4623244. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins, which we believe are competitive with best-in-class protein drugs currently on the market. We are developing these candidates on our own and through strategic partnerships. The lead candidates in our pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $15 billion.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006
Revenue from collaborative agreements	$1,237	$2,396

Operating expenses:
Research and development	9,812	7,311
General and administrative	2,965	2,928

Total operating expenses	12,777	10,239

Operating loss	(11,540)	(7,843)
Increase in fair value of warrant liability	(6,350)	—
Interest income	272	366
Interest expense	(40)	(308)

Net loss	$(17,658)	$(7,785)

Basic and diluted net loss per share	$(0.47)	$(0.24)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	37,493	32,783

Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$44,588	$16,388
Accounts receivable	746	286
Prepaid expenses and other current assets	1,412	1,284

Total current assets	46,746	17,958
Property and equipment, net	14,419	13,104
Intangible and other assets, net	74	181

Total assets	$61,239	$31,243

Liabilities and Stockholders’ Equity
Current liabilities	$10,832	$10,265
Warrant liability	17,115	—
Long-term debt and capital lease obligations, net of current portion	543	580
Deferred revenue, net of current portion	4,168	4,329
Other liabilities	520	510

Total liabilities	33,178	15,684
Stockholders’ equity	28,061	15,559

Total liabilities and stockholders’ equity	$61,239	$31,243

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000 Barbara Krauter Manager, Corporate Communications (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC